Exhibit 99.1
Nortek Security & Control Acquires Health and Wellness Technology
Business from Numera
Technology-Focused Transaction Positions Nortek to Better Serve the Growing Demand for
Mobile Personal Safety and Telehealth Solutions
Carlsbad, CA June 30, 2015 - Nortek Security & Control LLC, a Nortek, Inc. company (Nasdaq: NTK) and a leader in the residential and commercial security and smart control markets, today announced it acquired mobile personal emergency response system (mPERS) and telehealth business assets from privately held Numera, Inc.
Headquartered in Seattle, Numera creates best-in-class, easily implemented, mobile PERS products and cloud-based software platforms that enable providers and healthcare-related companies to create new safety and health monitoring services for their customers. These services extend beyond PERS to the healthy aging, chronic condition management and post-acute care markets. Oppenheimer & Co. Inc. acted as exclusive financial advisor to Numera.
Numera Libris, an industry-leading mobile PERS solution, integrates safety and health monitoring capabilities in one small, convenient-to-wear and easy-to-use mobile device. Libris features instant hands-free communication, automated fall detection, location services and two-way voice communication, and is designed to operate virtually anywhere.
“Acquiring this business is an important technology initiative for our Security & Control Solutions segment,” said Nortek President and Chief Executive Officer Michael J. Clarke. “Combining Numera’s mobile PERS technologies with Nortek’s traditional PERS and on-premises security and home automation offerings will position us at the forefront of today’s aging-in-place technology trends. It also provides us with a point of entry and the opportunity to lead in an evolving, fast-growing market, as well as the potential to realize top-line synergies by cross selling between Nortek’s existing home security and PERS dealer networks and Numera’s impressive client base.”
“The markets for premises and personal security are converging, and our dealers are looking to suppliers to address this convergence,” said Michael O’Neal, president of Nortek Security & Control. “Nortek is firmly established as a leading supplier of traditional PERS solutions within the home, and Numera’s mobile platforms provide seniors and those with special needs with personal security whether at home or away. In addition, Numera’s health status monitoring capabilities target the rapidly emerging telehealth market, making the transaction an even more exciting opportunity for us.”
According to the U.S. Centers for Disease Control and Prevention, more than one in three seniors fall each year, costing the U.S. healthcare system more than $34 billion annually, with 43 percent of these falls occurring outside the home. With the population aging, both the number of falls and the costs to treat related injuries are likely to increase.
“With Nortek, Numera will continue to deliver on its vision of integrating personal safety and emergency response with proactive health services, allowing seniors and their caregivers to manage important life and safety events, regardless of their location,” said Numera Chief Executive Officer Tim Smokoff. “This marriage blending Numera’s health and wellness solution expertise with Nortek’s market leading smart control offerings positions the company to take full advantage of this rapidly growing market opportunity.”
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About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.

About Nortek Security & Control
Headquartered in Carlsbad, California, Nortek Security & Control is a subsidiary of Nortek, Inc. (Nasdaq: NTK). Leveraging extensive design and engineering capabilities and more than 50 years of innovation, Nortek Security & Control is a leading provider of smart connected products and solutions to leading distributors, retailers, service providers and manufacturers and is dedicated to addressing the lifestyle and business needs of millions of customers every day.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to Nortek’s acquisition of certain business assets of Numera Inc. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," “will,” or "would" and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under 1A in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.